SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934
October 18, 2005
Date of Report (Date of earliest event reported):
NOVAVAX, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE (State or Other Jurisdiction of Incorporation)	0-26770 (Commission File Number)

508 Lapp Road, Malvern, Pennsylvania	19355
(Address of Principal Executive Offices)	(Zip Code)

484-913-1200
Registrant’s telephone number, including area code:
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 — REGISTRANT’S BUSINESS AND OPERATIONS
Item 1.01 Entry into a Material Definitive Agreement
On October 18, 2005 Novavax, Inc. (the “Company”) entered into a License Agreement (the “License Agreement”) and a Supply Agreement (the “Supply Agreement”) for ESTRASORB® (estradiol topical emulsion) with Esprit Pharma, Inc. (“Esprit”) a private specialty pharmaceutical company based in East Brunswick, New Jersey.
The License Agreement grants Esprit exclusive rights to make, import, use and sell ESTRASORB in North America. The License Agreement provides for an initial payment from Esprit of $10.0 million, of which $2.0 million is paid in cash and $8.0 million is paid in the form of a promissory note due no later than December 30, 2005. Esprit is required to make an additional $2.5 million cash payment on the first anniversary of the License Agreement. Esprit will also pay a royalty on all net sales of ESTRASORB in North America and will be required to make certain milestone payments based on pre-determined net sales levels. The royalty obligation expires on a country by country basis upon the expiration of all patents covering ESTRASORB in such country. The term of the License Agreement expires upon the expiration of all patents licensed under the agreement, at which time Esprit will be granted a fully paid-up, license to ESTRASORB in North America.
Under the Supply Agreement, the Company will supply ESTRASORB exclusively to Esprit. The Supply Agreement includes terms regarding Esprit’s procedures for submitting forecasts and orders, the Company’s delivery of ESTRASORB and Esprit’s testing and acceptance of the product. The Supply Agreement further sets forth the prices per unit of ESTRASORB and provides for annual adjustment of the per unit price.
A copy of the press release relating to the transaction is filed as Exhibit 99.1 to this report.
SECTION 9 — FINANCIAL STATEMENTS AND EXHIBITS
Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits.

Exhibit No.	Description

99.1	Press Release issued by Novavax, Inc. on October 18, 2005.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVAVAX, INC.

/s/ Dennis W. Genge
Dennis W. Genge Vice President and Chief
Financial Officer
October 24, 2005

EXHIBIT INDEX
The following exhibits are filed herewith:

Exhibit	Description

99.1	Press Release issued by Novavax, Inc. on October 18, 2005.